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News Release
For immediate release

TELESAT FILES PRELIMINARY PROSPECTUS AND REGISTRATION STATEMENT FOR INITIAL PUBLIC OFFERING

OTTAWA, Ontario, Canada, September 18, 2006 – Telesat Holding Inc. and its shareholder BCE Inc. (TSX/NYSE:BCE) today announced that a preliminary prospectus and a registration statement have been filed for an initial public offering of non-voting shares of Telesat Holding Inc., in Canada and the United States. Prior to completion of the offering, Telesat will incur certain indebtedness the net proceeds of which, together with the net proceeds of the offering, will be distributed to BCE.

The offering will be underwritten by a syndicate of underwriters led by Goldman, Sachs & Co., Citigroup Corporate and Investment Banking and RBC Capital Markets, which will act as joint book-running managers for the offering.

When available, a copy of the U.S. and Canadian preliminary prospectuses may be obtained from Goldman, Sachs & Co., Attn: Prospectus Department, 85 Broad Street, New York, NY 10004-2408, Fax: 1-212-902-9316 or email at prospectus-ny@ny.email.gs.com, or from Citigroup Corporate and Investment Banking, Brooklyn Army Terminal, 140 58th Street, 8th floor, Brooklyn, NY 11220, Telephone: 1-877-858-5407, or from RBC Capital Markets, (U.S. Prospectus — Attention: Prospectus Department, One Liberty Plaza, 165 Broadway, New York, New York, U.S.A., 10006; Canadian prospectus – Phone: 1-416-842-5345). The U.S. preliminary prospectus may also be accessed directly from the U.S. Securities and Exchange Commission at www.sec.gov and the Canadian preliminary prospectus may also be accessed directly from the Canadian Securities Adminstrators at www.sedar.com.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.

About Telesat
Upon closing of the offering, Telesat Holding Inc. will be the parent company of Telesat Canada which is a satellite service provider in Canada. The address of its principal offices is 1601 Telesat Court, Gloucester, Ontario, K1B 5P4, Canada and its telephone number is (613) 748-0123.

For media inquiries, please contact:
Ronald Alepian
BCE
514-870-5077
ronald.alepian@bell.ca

Marilynn Wright
Telesat Canada
613-748-0123
m.wright@telesat.ca